EXHIBIT 99

FOR RELEASE 8:00 a.m. July 25, 2008

VALLEY FINANCIAL CORPORATION

36 Church Avenue, S.W.

Roanoke, Virginia 24011

For Further Information Contact:

Ellis L. Gutshall, President and Chief Executive Officer

Kimberly B. Snyder, Executive Vice President and Chief Financial Officer

(540) 342-2265

VALLEY FINANCIAL CORPORATION ANNOUNCES INCREASE IN

SIX-MONTH EARNINGS YEAR OVER YEAR

ROANOKE, VIRGINIA. July 25, 2008 — Roanoke-based Valley Financial Corporation (NASDAQ Capital Market-VYFC) announced today its consolidated financial results for the three- and six-month periods ending June 30, 2008.

For the six months ended June 30, 2008, the Company reported net income of $1,436,000 as compared to $1,393,000 for the same period last year, a 3% increase in earnings year over year. Valley Financial’s earnings for the six month period produced an annualized return on average total assets (ROA) of 0.47% and an annualized return on average shareholders’ equity (ROE) of 6.93%, compared to prior year ratios of 0.48% and 8.10%, respectively. Diluted earnings per share were $0.31 for the first half of 2008, compared to $0.33 in the same period of 2007, a decrease of 6%. Earnings per share growth would have been in step with earnings growth except for the additional 409,884 shares issued as a result of the private placement offering completed in September and October of 2007.

For the three months ended June 30, 2008, the Company reported net income of $688,000 as compared to $918,000 in the second quarter of 2007, a 25% decrease quarter over quarter. Return on average total assets was 0.44% and return on average shareholders’ equity was 6.61%, compared with 0.64% and 10.55% respectively for the same period in 2007. Diluted earnings per share were $0.15 in the second quarter of 2008 compared to $0.22 in the same period of 2007, a decrease of 32%. The provision for loan losses was $388,000 for the quarter ended June 30, 2008 as compared to $122,000 for the same period of 2007. The Company recorded net charge-offs for the quarter ended June 30, 2008 of $233,000.

The Company’s net interest margin was 2.89% for the three months ended June 30, 2008, up 4 basis points compared to the 2.85% reported for the same period last year. Ellis L. Gutshall, President and Chief Executive Officer of the Company stated “We continue to see the net interest margin under considerable pressure from the intense competition for deposits. Additionally, the significant reduction in the fed funds rate during 2008 is adding pressure to the margin as we are an asset-sensitive bank, whereby our asset yields tend to reprice faster than our deposit costs in a declining interest rate environment. The increase in our net interest margin is primarily related to the increase in interest income as a result of the successful resolution of our three previously disclosed large problem credits, which in turn, added over $6 million back to performing status during the first quarter.”

Gutshall further stated “While our second quarter earnings were adversely impacted by an additional allocation to our allowance for loan and lease losses as a result of the current economic environment, we are quite pleased with the continued improvement in our asset quality ratios. As of June 30, 2008, total non-performing assets amounted to $2,088,000, or 0.33% of total assets, compared to $8,653,000, or 1.48% of total assets as of June 30, 2007, representing a $6,565,000 or 76% decrease year over year. We do remain concerned about the weakness in the residential real estate market and the general slowdown in economic activity; however, we are confident in our ability to effectively evaluate the risk within our portfolio and manage our way through this economic cycle. The Company’s capital ratios are all well above regulatory minimums and place the Company in the well-capitalized tier of banks.”

At June 30, 2008, Valley Financial’s total assets were $630,177,000, total deposits were $448,979,000, total loans stood at $514,639,000 and total shareholders’ equity was $41,256,000. Compared with June 30, 2007, the Company experienced increases of $45,261,000 or 8% in total assets, $32,634,000 or 8% in total deposits and $32,451,000 or 7% in total loans over the twelve-month period. Gutshall stated “While we purposely slowed our growth rates during 2007 to focus on restoring our credit quality, we are currently on track to produce annualized double-digit growth rates for 2008. The continued strong demand for our loan and deposit products and services demonstrates tangible evidence of the preference by local consumers and businesses for dealing with an established local community bank.”

“We are pleased to announce we are a member of the Promontory network which will allow our customers to enjoy the total security of up to $50 million in FDIC coverage at Valley Bank. There is nothing safer than FDIC insurance”, said Gutshall. “Since the FDIC was created in 1933, no one has lost a single penny in an FDIC-insured account. Through a service called CDARS, Valley Bank can offer you up to 500 times the standard $100,000 level of coverage found at most banks. When a customer places a large deposit with Valley Bank, we will arrange for the placement of funds into CDs issued by other Network banks, in increments of less than $100,000 to ensure that both principal and interest are eligible for full FDIC protection. From the customer’s point of view, CDARS is one-stop shopping. Regardless of the number of CDs they receive, CDARS customers work with only one bank, sign only one agreement, and receive one account statement. At Valley Bank, we are delighted we can offer our customers many times the coverage that most other banks can,” Gutshall said.

Gutshall further stated, “We are also very pleased with the growth of our new My Lifestyle Checking product that we introduced earlier this year. This new account is an example of how smaller community banks such as Valley Bank are finding innovative ways to compete against larger competitors in a crowded market. In addition to a great interest rate paid on this account, customers get free access to any ATM nation-wide along with many additional rewards.”

About Valley Financial Corporation

Valley Financial Corporation is the holding company for Valley Bank, which opened in 1995 and engages in a general commercial and retail banking business in the Roanoke Valley, emphasizing the needs of small businesses, professional concerns and individuals. Valley Bank currently operates from eight full-service offices at 36 Church Avenue, 2203 Crystal Spring Avenue, 1518 Hershberger Road, 3850 Keagy Road, and 1327 Grandin Road in Roanoke City, 4467 Starkey Road in Roanoke County, 8 East Main Street in the City of Salem, and 1003 Hardy Road in the Town of Vinton. Additionally, the Bank operates its wealth management subsidiary, Valley Wealth Management Services, Inc. at 36 Church Avenue in Roanoke City. The Bank’s Internet site at www.myvalleybank.com is available for online banking and extensive investor information.

The Common Stock of Valley Financial Corporation is traded on the NASDAQ Capital Market under the symbol VYFC.

Non-GAAP Financial Measures

This report refers to the overhead efficiency ratio, which is computed by dividing non-interest expense by the sum of net interest income on a tax equivalent basis and non-interest income excluding gains or losses on securities, fixed assets and foreclosed assets. This is a non-GAAP financial measure that we believe provides investors with important information regarding our operational efficiency. Comparison of our efficiency ratio with those of other companies may not be possible, because other companies may calculate the efficiency ratio differently. Such information is not in accordance with generally accepted accounting principles in the United States (GAAP) and should not be construed as such. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information not be viewed as a substitute for GAAP. Valley Financial Corporation, in referring to its net income, is referring to income under GAAP.

The reconciliation of tax-equivalent net interest income, which is not a measurement under GAAP, to net interest income, is reflected in the table below.

Net Interest Income Tax-Equivalent Calculation (dollars in thousands)
Net interest income, non tax-equivalent	$8,349

Less: tax-exempt interest income	(203)
Add: tax-equivalent of tax-exempt interest income	308

Net interest income, tax-equivalent	$8,454

Forward Looking Statements

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Valley Financial Corporation’s recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-K and its other periodic reports.

VALLEY FINANCIAL CORPORATION

CONSOLIDATED FINANCIAL HIGHLIGHTS

(dollars in thousands, except per share amounts)

	June 30 2008	December 31 2007	June 30 2007
	(unaudited)		(unaudited)
Total assets	$630,177	$600,967	$584,916
Total loans	514,639	487,164	482,188
Investments	82,429	81,085	73,335
Deposits	448,979	432,453	416,345
Borrowed funds	134,511	121,078	127,845
Stockholders’ equity	41,256	40,716	34,324
Non-performing assets to total assets	0.33%	1.24%	1.48%
Loans past due more than 90 days to total loans	0.00%	0.00%	0.00%
Allowance for loan losses to total loans	0.98%	1.00%	1.26%
Book value per share, exclusive of accumulated other comprehensive income (loss)	$9.02	$8.86	$8.42

VALLEY FINANCIAL CORPORATION

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share amounts)

	For the Three Months Ended June 30		For the Six Months Ended June 30
	2008	2007	2008	2007
Interest income	$8,795	$9,655	$18,254	$19,234
Interest expense	4,584	5,812	9,905	11,549
Net interest income	4,211	3,843	8,349	7,685
Provision for loan losses	388	122	679	842
Net interest income after provision for loan losses	3,823	3,721	7,670	6,843
Noninterest income	678	569	1,194	1,200
Noninterest expense	3,558	3,105	6,870	6,247
Net income before taxes	943	1,185	1,994	1,796
Provision for income taxes	255	267	558	403
Net income	$688	$918	$1,436	$1,393
Basic net income per share	$0.15	$0.22	$0.31	$0.34
Diluted net income per share	$0.15	$0.22	$0.31	$0.33
Return on average total assets	0.44%	0.64%	0.47%	0.48%
Return on average total equity	6.61%	10.55%	6.93%	8.10%
Yield on earning assets (TEY)	6.00%	7.09%	6.31%	7.08%
Cost of funds	3.21%	4.34%	3.52%	4.32%
Net interest margin (TEY)	2.89%	2.85%	2.91%	2.86%
Overhead efficiency ratio	70.96%	68.37%	70.17%	68.29%
Net charge-offs/average loans	0.05%	0.09%	0.11%	0.09%